EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

Subsidiary                                              State of Incorporation
----------                                              ----------------------
Find/SVP Published Products, Inc.                       Delaware
Find/SVP Internet Services, Inc.                        Delaware
Guideline Research Corp.                                New York
Ttech Acquisition Corp.                                 Delaware